Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (“Registration Statement”) of American Beacon Funds of our reports each dated March 30, 2020, relating to the financial statements and financial highlights, which appears in American Beacon Continuous Capital Emerging Markets Fund, American Beacon Crescent Short Duration High Income Fund, American Beacon GLG Total Return Fund and American Beacon Frontier Markets Income Fund, (four of the series constituting American Beacon Funds) Annual Report on Form N-CSR for the year ended January 31, 2020. We also consent to the references to us under the headings “Financial Statements,” “Disclosure of Portfolio Holdings,” “Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 28, 2020